Exhibit 16.1

150 Federal Street, Suite 900 Boston, Massachusetts 02110 Telephone: 617-422-0700 Fax: 617-422-0909

February 13, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on February 3, 2006, filed by our former client, Arrhythmia Research Technology, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,